Exhibit 5.1
[Venable LLP Letterhead]
June 27, 2011
Prologis, Inc.
Pier 1, Bay 1
San Francisco, California 94111
          Re: Registration Statement on Form S-3 (File No. 333-153379)
Ladies and Gentlemen:
          We have served as Maryland counsel to Prologis, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the offering by the Company of up to 34,500,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share, including up to 4,500,000 Shares that the Company may issue to the Underwriters (as defined below) to cover overallotments, pursuant to an Underwriting Agreement, dated June 23, 2011(the “Underwriting Agreement”), by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”). The Shares are covered by the above-referenced Registration Statement and all amendments thereto (collectively, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”). This firm did not participate in the drafting or negotiation of the Underwriting Agreement. The Shares are to be issued in an underwritten public offering pursuant to a Prospectus Supplement, dated June 23, 2011 (the “Prospectus Supplement”).
          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
          1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;
          2. The Prospectus Supplement, filed by the Company with the Commission pursuant to Rule 424(b) under the 1933 Act;
          3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
          4. The Seventh Amended and Restated Bylaws of the Company, certified as of the date hereof by an Assistant Secretary of the Company;

Prologis, Inc.
June 27, 2011

          5. Resolutions adopted by (i) the Board of Directors of the Company (the “Board of Directors”) and (ii) the duly authorized Pricing Committee of the Board of Directors, relating to, among other matters, the sale, issuance and registration of the Shares (the “Resolutions”), certified as of the date hereof by an Assistant Secretary of the Company;
          6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
          7. The Underwriting Agreement;
          8. A certificate executed by an Assistant Secretary of the Company, dated as of the date hereof; and
          9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
          In expressing the opinion set forth below, we have assumed the following:
          1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
          4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Prologis, Inc.
June 27, 2011

          5. The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article IV of the Charter.
          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
          1. The Company is a corporation, duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
          2. The issuance of the Shares has been duly authorized and, when and if delivered against payment therefor in accordance with the Registration Statement, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
          The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,

/s/ Venable LLP